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                                                                       Exhibit 2


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is executed and delivered as of May 25, 2001, among Allied Waste North America, Inc., a Delaware corporation ("Parent"); Sage Acquisition Corporation, a Florida corporation and a direct or indirect wholly-owned subsidiary of Parent ("Purchaser"); and Star Services Group, Inc., a Florida corporation (the "Company").

                                    RECITALS

         A. The Boards of Directors of Purchaser and the Company have approved the merger of the Company with and into Purchaser on the terms set forth in this Agreement (the "Merger").

         B. Parent desires the Company to merge with and into Purchaser on the terms set forth in this Agreement.

         Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         1.1 CERTAIN DEFINED TERMS. Capitalized terms shall have the meanings assigned to them in EXHIBIT A.

                                   ARTICLE 2

                    THE MERGER AND THE SURVIVING CORPORATION

         2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company and the separate existence of Purchaser shall cease. The Company shall be the surviving corporation in the Merger and is sometimes referred to in this Agreement as the "Surviving Corporation."

         2.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as shall be stated in articles of merger, in a form mutually acceptable to Parent and the Company, to be filed with the Secretary of State of the State of Florida in accordance with the Florida Law (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the Transactions. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date of this Agreement. Accordingly, the parties shall, subject to the provisions of this Agreement and to the fiduciary duties of their respective boards of directors, use all reasonable efforts to consummate, as soon as practicable, the Transactions.

         2.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, except that they shall be amended to indicate that the name



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of the Surviving Corporation is Star Services Group, Inc., and thereafter may be amended in accordance with their terms and as provided in the Florida Law.

         2.4 BYLAWS. The Bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, except that they shall be amended to indicate that the name of the Surviving Corporation is Star Services Group, Inc., and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the Florida Law.

         2.5 DIRECTORS. The directors of Purchaser in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation after the Effective Time, and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         2.6 OFFICERS. The officers of Purchaser in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 3

                CONVERSION OF SHARES; DISSENTING SHARES; PAYMENT

         3.1 CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Parent as the sole shareholder of Purchaser:

                  3.1.1 Subject to Sections 3.2, 3.3 and 3.4, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Stock" or the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares), shall be converted into the right to receive, and become exchangeable for, upon the surrender of the certificates formerly representing such shares, an amount in cash (the "Share Price") equal to (x) $34,000,000 (the "Merger Consideration") plus (y) the aggregate exercise price of all of the Company's ITM Options; divided by (z) the number of Shares and ITM Options issued and outstanding immediately prior to the Effective Time.

                  3.1.2 Subject to Sections 3.2 and 3.3, at the Effective Time, all outstanding options (regardless of whether or not such options have vested) (the "Options") granted pursuant to the Company's 1999 Stock Option Plan (the "Option Plan") shall be cancelled and each holder of an Option listed on
SCHEDULE 3.1.2 (the "ITM Options") shall be entitled to receive, in consideration for the cancellation of such ITM Option, an amount in cash equal to the product of (x) the number of Shares previously subject to such ITM Option and (y) the excess, if any, of the




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Share Price over the exercise price per Share previously subject to such ITM
Option (such payment to be net of taxes and other amounts required by law to be withheld with respect thereto). Effective as of the Effective Time, the Company shall take all action as is necessary prior to the Effective Time to terminate the Option Plan so that on and after the Effective Time no current or former employee, director, consultant or other person shall have any option to purchase Shares or any other equity interests in the Company under the Option Plan.

                  3.1.3 Each share of capital stock of the Company, if any, owned by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, or held in treasury by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled by virtue of the Merger and without any action on the part of the holders thereof. No consideration shall be paid in exchange for such share and such share shall cease to exist from and after the Effective Time.

                  3.1.4 Each issued and outstanding share of common stock, no par value, of Purchaser shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

         3.2 MERGER CONSIDERATION ADJUSTMENTS.

                  3.2.1 DEBT ADJUSTMENT. The Merger Consideration shall be reduced on a dollar-for-dollar basis if and to the extent that the Long-Term Debt of the Company as of the Closing exceeds $15,270,000. This adjustment is referred to as the "Debt Adjustment." "Long-Term Debt" means indebtedness of the Company for borrowed money having a maturity or due date in excess of one year, including the current and long-term portions of bank debt, mortgages, shareholder loans or notes payable, other notes or loans payable, and remaining principal amounts on capitalized equipment leases, but shall exclude the purchase price of real property pursuant to the Purchase and Sale Agreement between Charade Properties, II, Inc. and the Company dated February 7, 2001 (the "Charade Agreement")

                  3.2.2 WORKING CAPITAL ADJUSTMENT.

                           3.2.2.1 The Company's ratio of Current Assets to
Current Liabilities (exclusive of current portions of Long-Term Debt) shall not be less than 1.0 to 1.0 as of the Closing. The terms "Current Assets" and "Current Liabilities" shall have the meanings assigned to them under generally accepted accounting principles. Notwithstanding the foregoing, "Current Liabilities" shall include any bonuses set forth on SCHEDULE 6.19.8 that are accrued but not yet paid, the Company's expenses pursuant to Section 13.7.1, and any severance obligations or termination payments to employees as a result of the Transactions or the termination of such employees following the Transactions and during the term of their existing employment agreements (without renewals), but shall exclude the purchase price of real property pursuant to the Charade Agreement. If, based on the May 31 Balance Sheet, Current Liabilities exceed Current Assets (a "Working Capital Deficit"), the amount of such Working Capital Deficit shall be deducted from the Merger Consideration. If, based on the May 31 Balance Sheet, Current Assets exceed Current Liabilities (a "Working Capital Surplus"), the amount of such Working Capital Surplus shall be added to the Merger Consideration. If, as of the Closing, the amount of the Working Capital Deficit exceeds a Working Capital Deficit based on the May 31 Balance




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Sheet, or if the amount of the Working Capital Surplus is less than a Working
Capital Surplus based on the May 31 Balance Sheet, the amount of such excess or deficit shall be deducted from the Merger Consideration. If, as of the Closing, the amount of the Working Capital Surplus exceeds a Working Capital Surplus based on the May 31 Balance Sheet, or if the amount of a Working Capital Deficit is less than a Working Capital Deficit based on the May 31 Balance Sheet, the amount of such excess or deficit shall be added to the Merger Consideration. Any such adjustment based on Current Assets and Current Liabilities as of the Closing is referred to as the "Working Capital Adjustment." Within 30 days after the Closing, the Surviving Corporation shall deliver to Shareholders' Representative a statement setting forth the amount of the proposed Working Capital Adjustment (the "Settlement Statement").

                           3.2.2.2 The Settlement Statement shall be final and
binding on the shareholders unless, within 30 days following the date of delivery to the Shareholders' Representative of the Settlement Statement, the Shareholders' Representative notifies Parent in writing (a "Notice of Objection") that the shareholders do not accept as correct the amount of any calculation reflected in the Settlement Statement. If the Shareholders' Representative timely delivers a Notice of Objection to Parent, then the Shareholders' Representative and Parent shall respectively instruct Horton & Company, L.L.C. and Arthur Andersen L.L.P. to attempt to reach mutual agreement as to each disputed calculation made in the Settlement Statement. If such firms reach agreement as to all disputed calculations within 10 days after the matter has been referred to such firms, the agreement of such firms in the matter shall be final and binding on all parties. If within 10 days after the matter has been referred to such accounting firms they have not reached agreement as to all disputed calculations, then Horton & Company, L.L.C. and Arthur Andersen L.L.P. shall be promptly instructed by the Shareholders' Representative and Parent, respectively, to designate a third accounting firm of recognized standing, which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm, all calculations which are in dispute, and the determination of such third accounting firm in the matter shall be final and binding on all parties. The shareholders shall bear the costs of Horton & Company, L.L.C., Parent shall bear the costs of Arthur Andersen L.L.P., and the shareholders on the one hand and Parent on the other hand shall split the cost of any such third accounting firm.

                           3.2.2.3 After final determination of the Working
Capital Adjustment pursuant to Section 3.2.2.2: (a) if the Working Capital Adjustment is a positive amount, the Surviving Corporation shall promptly pay to the Exchange Agent such amount without any setoff for distribution to the shareholders of the Company and ITM Option holders pro rata based on the number of Shares and ITM Options issued and outstanding immediately prior to the Effective Time; and (b) if the Working Capital Adjustment is a negative amount, the Surviving Corporation shall be entitled to receive only from the Escrow Funds the amount of the deficiency.

                  3.2.3 REPRESENTATIONS AND WARRANTIES ADJUSTMENT.

                           3.2.3.1 Upon the occurrence of the following events,
the Merger Consideration shall be reduced as follows (the "R&W Adjustment"):





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                                    3.2.3.1.1 if any tangible assets of the
Company or a Subsidiary are missing or not in operational condition (other than in the ordinary course of business) as of the Closing, the Merger Consideration shall be reduced by the net book value of such assets; and

                                    3.2.3.1.2 if any front-end loader or
compaction permanent customer accounts or contracts of the Company or any of the Subsidiaries have been lost or are expected to be lost and have not been replaced, the Merger Consideration shall be reduced by an amount equal to the annual revenue under such account or contract multiplied by 30% multiplied by
5.5 with respect to each such lost account or contract.

                           3.2.3.2 Before the Closing, Parent shall deliver to
Shareholders' Representative a statement setting forth the amount of the proposed R&W Adjustment (the "R&W Adjustment Statement"). The R&W Adjustment Statement shall be final and binding on the shareholders unless, within 5 business days following the date of delivery to the Shareholders' Representative of the R&W Adjustment Statement, the Shareholders' Representative notifies Parent in writing (a "R&W Notice of Objection") that the shareholders do not accept as correct the amount of the proposed R&W Adjustment. If the Shareholders' Representative timely delivers an R&W Notice of Objection to Parent, then the Shareholders' Representative and Parent shall negotiate in good faith to resolve the dispute and the Closing shall be delayed pending resolution of such dispute. If the parties are unable to resolve the dispute by September 30, 2001, either Parent and Purchaser or the Company may terminate this Agreement pursuant to Section 13.3.

         3.3 ESCROW. As soon as practicable after the Effective Time, Parent or the Surviving Corporation shall deliver to a bank or trust company mutually acceptable to Parent and the Company (the "Escrow Agent") $4,000,000 of the Merger Consideration. (the "Escrow Funds") to be held and disbursed pursuant to the provisions of Section 12.6 of this Agreement and pursuant to the provisions of an escrow agreement substantially in the form of EXHIBIT B (the "Escrow Agreement").

         3.4 DISSENTING SHARES. Notwithstanding Section 3.1.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of the fair value of the Shares in accordance with Sections
607.1301 through 607.1320 of the Florida Law ("Dissenting Shares") shall not be converted into the right to receive the Share Price as provided in Section 3.1.1, unless and until such holder fails to perfect or withdraws or otherwise loses his right to payment of the fair value of the Dissenting Shares under the Florida Law. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to payment of the fair value of the Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Share Price to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for payment of the fair value of Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.





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         3.5 EXCHANGE OF CERTIFICATES AND ITM OPTIONS.

                  3.5.1 From and after the Effective Time, a bank or trust company mutually acceptable to Parent and the Company (which may be the same one serving as the Escrow Agent) shall act as paying agent (the "Paying Agent") in effecting the payment of the Share Price in respect of certificates (the "Share Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 3.1.1. Promptly following the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Paying Agent the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 3.1.1. The Paying Agent, if it is the same as the Escrow Agent, shall keep such Merger Consideration in an account separate from the account in which it holds the Escrow Funds.

                  3.5.2 Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Shares (other than Share Certificates representing Dissenting Shares and Share Certificates representing Shares held by Parent or Purchaser, any wholly-owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Paying Agent and instructions for use in surrendering such Share Certificates and receiving the Share Price in respect thereof. Upon the surrender of each such Share Certificate, the Paying Agent shall pay the holder of such Share Certificate the applicable Share Price multiplied by the number of Shares formerly represented by such Share Certificate in consideration therefor, and such Share Certificate shall forthwith be cancelled. Until so surrendered, each such Share Certificate (other than Share Certificates representing Dissenting Shares and Share Certificates representing Shares held by Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Share Price relating thereto. No interest or dividends shall be paid or accrued on the Share Price. If the Share Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Share Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Share Price that the Share Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Share Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Share Price to a person other than the registered holder of the Share Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  3.5.3 Promptly after the Effective Time, the Surviving Corporation shall pay to each holder of ITM Options the amount to which the ITM Option holder is entitled pursuant to Section 3.1.2 for such ITM Options and such ITM Options shall thereupon be deemed cancelled. Such amount shall be delivered only to the person in whose name the ITM Option surrendered therefor is registered.

                  3.5.4 Promptly following the date which is 120 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Share Certificates and other documents in its possession relating to the Transactions, and the Paying Agent's duties as Paying Agent shall terminate. Thereafter, each holder of a Share Certificate formerly




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representing a Share may surrender such Share Certificate to the Surviving
Corporation and (subject to the applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Share Price relating thereto, without any interest or dividends thereon.

                  3.5.5 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time and holders of Share Certificates shall cease to have any rights as shareholders of the Company, except for the right to receive Merger Consideration pursuant to this Agreement. If, after the Effective Time, Share Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Share Price as provided in this Article 3, subject to applicable law in the case of Dissenting Shares. Holders of Shares shall cease to have any rights as shareholders of the Company, except for the right to receive Merger Consideration pursuant to this Agreement.

                  3.5.6 None of the Paying Agent, Parent, Purchaser, the Company or the Surviving Corporation shall be liable to a holder of Shares or Options for any Shares, Options, money or other property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  3.5.7 The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or ITM Options such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or other Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or ITM Options in respect of which such deduction and withholding was made.

                                   ARTICLE 4

                                     CLOSING

         4.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the Transactions shall take place at a location mutually agreeable to Parent and the Company as promptly as practicable (but in any event within 5 business days) following the date on which the last of the conditions set forth in Articles 10 and 11 is fulfilled or waived, or at such other time and place as Parent, Purchaser and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                   ARTICLE 5

                                TITLE AND SURVEY

         5.1 TITLE POLICY. The Company shall furnish to Parent for each piece of owned Land an ALTA Extended Owner's Policy of Title Insurance from Attorneys Title Insurance Fund, Inc. (the "Title Company") in an amount equal to the fair market value of the owned Land as determined by Parent with each of the Title Company's standard printed exceptions deleted and



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including the endorsements delineated below, to the extent they are available from the Title Company without unreasonable cost in the Company's reasonable judgment, and such endorsements reasonably requested by Parent, to the extent they are available from the Title Company without unreasonable cost in the Company's reasonable judgment, available in the state where the owned Land is located, insuring marketable fee simple title to each parcel of owned Land to be in the Company or a Subsidiary subject only to Permitted Encumbrances (the "Title Policy"). The Company shall pay the cost of the Title Commitment, Title Policy and the following affirmative endorsements, subject to availability as above provided, in form reasonably acceptable to Parent: (a) an endorsement insuring there are no violations of any restrictive covenants, conditions or restrictions affecting the owned Land; (b) an endorsement insuring there are no encroachments by any improvement onto the owned Land, any easements, or any building lines or setbacks affecting the owned Land, or onto any adjacent property; (c) if applicable, a contiguity endorsement insuring that each parcel of the owned Land is contiguous and that the land described in the Survey is the same as that described in the Title Commitment; (d) if applicable, survey, patent, and water endorsements; and (e) an access endorsement insuring that the owned Land has direct access to a public road or highway, if available. All other endorsements that Parent requests shall be at Parent or Purchaser's cost. The Title Policy shall insure the Company's or Subsidiary's interest in the owned Land to be unconditionally vested in the name of the owner of the Land, free and clear of all Encumbrances whatsoever except for the following (the "Permitted Encumbrances"): (a) those items shown on Schedule B of the following Title Commitments dated May 1, 2001, with Fund file Nos. 10-2001-7659-M (excepting items 1-3, and 7-9), 10-2001-7660 (excepting items 1-3, and 6-8), and 10-2001-7682 (excepting items 1-3, and 5-7); (b) real estate Taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; and (c) those matters shown on the Survey(s). If there is a discrepancy between the legal description in the Title Commitment and the Survey, one or the other shall be changed, as applicable to reflect the correct legal description.

         5.2 SURVEY. The Company shall obtain for Parent's use and for the use of the Title Company in connection with the issuance of the Title Policy a current and complete ALTA/ACSM survey, or update of a prior existing survey, of each piece of owned Land made on the ground by a competent registered surveyor, showing: (a) the exact boundary lines of the Land; (b) the location thereon of all, if any, buildings, improvements, roads, and easements now existing; (c) the number of acres in the owned Land; (d) the location of any buildings, fences or other improvements which encroach on the owned Land; (e) the location of any improvements on the owned Land which encroach on any neighboring property; (f) all building lines established in respect of the Land; and (g) all public access to the owned Land, and representing that the boundaries of the owned Land are contiguous with the boundaries of all adjoining parcels (the "Survey"). In addition, the Survey shall comply with the additional requirements set forth on EXHIBIT C. The Company shall deliver to Parent and the Title Company, no less than 10 days before the Closing, a copy of the Survey complying with the above requirements and reasonably satisfactory to Parent, together with certification to the Parent and the land owner by the surveyor, and also together with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policy. The Company shall pay all of the costs of the Survey.



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                                   ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Purchaser that the statements contained in this Article 6, except as set forth in the Disclosure
Schedules: (a) are correct and complete as of the date of this Agreement; and
(b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6). The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless (a) the representation or warranty has to do with the existence of the document or other item itself or (b) the Disclosure Schedule identifies the exception with particularity (such as with a cross-reference to a section in a disclosed agreement) and summarizes the relevant facts in reasonable detail. Notwithstanding the foregoing, however, if an item is adequately disclosed in one Disclosure Schedule, such item shall be deemed disclosed for purposes of any other Disclosure Schedule to which it is applicable even if it is not listed in such Disclosure Schedule.

         Wherever a representation or warranty in this Agreement is qualified as having been made "to the best of the Company's knowledge," such phrase shall mean the knowledge of the Company and the executive officers of the Company and the Subsidiaries listed on SCHEDULE 6, after reasonable inquiry.

         6.1 ORGANIZATION; AUTHORITY; CAPITALIZATION; SUBSIDIARIES; BOOKS AND RECORDS.

                  6.1.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified and licensed under all applicable Laws to carry on its Business in the places and in the manner as presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Complete and accurate copies of the Articles of Incorporation and Bylaws of the Company, each as in effect on the date of this Agreement, are included in SCHEDULE 6.1.1.

                  6.1.2 The Company has the full legal right, power and authority to enter into this Agreement and to consummate the Transactions. On or before the Closing, all corporate action of the Company and its shareholders necessary to approve the Transactions shall have been taken.

                  6.1.3 Except as set forth on SCHEDULE 6.1.3, the Company's authorized capitalization consists of 30,000,000 shares of Company Stock, of which 12,141,745 Shares are issued and outstanding. All of the Shares are validly issued, fully paid and non-assessable, and, except as set forth on
SCHEDULE 6.1.3, were offered, issued, sold and delivered by the Company in compliance with all applicable Laws (including state and federal securities laws). None of such Shares was issued pursuant to awards, grants or bonuses in violation of the preemptive rights of any past or present shareholder. Except as set forth on SCHEDULE 6.1.3, there are no outstanding rights, warrants, options or agreements with respect to any class of capital stock of the Company, including agreements granting to any person rights to acquire any capital stock or proxies or




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agreements with respect to the voting thereof. SCHEDULE 6.1.3 lists all Option holders, the number of Options held by each and the exercise prices for all such Options. Except for the Shares, there are no outstanding equity securities or other interests of the Company. To the best of the Company's knowledge, the stock transfer records provided by the Company to Parent correctly set forth all issuances, acquisitions and retirements of the Shares since the inception of the Company. Except as set forth on SCHEDULE 6.1.3, the Company has never acquired treasury stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Except as set forth on SCHEDULE 6.1.3, the Company has not agreed to register any securities under the Securities Act or under any state securities law.

                  6.1.4 Except as set forth on SCHEDULE 6.1.4, the Company has no subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any other Person. Each of the subsidiaries set forth on SCHEDULE 6.1.4 (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, qualified and licensed under all applicable Laws to carry on its Business in the places and in the manner as presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Complete and accurate copies of the Articles of Incorporation and Bylaws of each Subsidiary, each as in effect on the date of this Agreement, are included in SCHEDULE 6.1.4. All of the issued and outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Company, directly or indirectly, free and clear of all Encumbrances. All of such shares are validly issued, fully paid and non-assessable. None of such shares was issued pursuant to awards, grants or bonuses in violation of the preemptive rights of any past or present shareholder that were granted by the Company. Except as set forth on SCHEDULE 6.1.4, there are no outstanding rights, warrants, options or agreements with respect to any class of capital stock of any Subsidiary, including agreements granting to any person rights to acquire any capital stock or agreements with respect to the voting thereof. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

                  6.1.5 The minute books of the Company and the Subsidiaries contain materially accurate records of all meetings and accurately reflect all actions taken by their respective boards of directors, committees of the board of directors and shareholders. Complete and accurate copies of all such minute books are included in SCHEDULE 6.1.5.

         6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, except for approval by the Company's shareholders in connection with the consummation of the Merger, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the Transactions (other than the approval and adoption of the Merger and this Agreement by holders of the Shares to the extent required by the Company's Articles of Incorporation and by applicable Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this

Agreement by Parent and Purchaser, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be otherwise provided by applicable bankruptcy, fraudulent conveyance or other similar Laws relating to creditors' rights. Upon Board and shareholder approval as contemplated by this Agreement, no state business combination, control share acquisition, takeover or other similar state Law applies or purports to apply to the Merger or the other Transactions.

         6.3 NO CONFLICT. Except where the same will not have a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not: (a) violate, conflict with or result in the breach of any provision of the Company's Articles of Incorporation or Bylaws; (b) conflict with or violate any Law or Governmental Order applicable to the Shares, the assets of the Company, the Business, the Company, the Subsidiaries or any of their respective assets, properties or Businesses; or (c) except as set forth in SCHEDULE 6.3, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any Consent under, or give to any other Person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Shares, the assets or the properties of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, authorization, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of their assets are bound or affected.

         6.4 GOVERNMENTAL CONSENTS AND APPROVALS. Except for the filing of a preliminary proxy statement and the Proxy Statement with the SEC, filings with the FCC and the filing of articles of merger with the Florida Secretary of State, the execution, delivery and performance of this Agreement by the Company do not and will not require any Consent or action by, filing with or notification to, any Governmental Authority.

         6.5 SEC REPORTS AND FINANCIAL STATEMENTS; PROXY STATEMENT.

                  6.5.1 Except as set forth on SCHEDULE 6.5.1, since June 22, 1999 the Company has filed on a timely basis with the SEC all forms, reports, schedules, registration statements, proxy statements and other documents (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto, collectively, the "SEC Reports") required to be filed by the Company with the SEC. As of their respective dates, except as set forth on SCHEDULE 6.5.1, the SEC Reports (including any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act applicable to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

                  6.5.2 The consolidated balance sheets as of December 31, 1999 and 2000 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-K for the year ended

December 31, 2000 included in the SEC Reports (the "Financial Statements") (a) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein.

                  6.5.3 The unaudited consolidated balance sheet as of March 31, 2001 (the "March 31 Balance Sheet") and the related consolidated statements of income, shareholders' equity and cash flows for the three months then ended of the Company (collectively, the "Most Recent Financial Statements") and the unaudited consolidated balance sheet as of May 31, 2001 that the Company will provide to Parent by no later than June 15, 2001 (the "May 31 Balance Sheet"), all of which are included in SCHEDULE 6.5.3, present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the date or for the period presented therein in conformity with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein, except for the absence of notes in the May 31, 2001 Balance Sheet, and subject to normal recurring adjustments consistent with past practices.

                  6.5.4 There are no Liabilities of the Company or the Subsidiaries, and, to the best of the Company's knowledge, there is no basis for any present or future Action against the Company or any Subsidiary giving rise to any Liability, other than Liabilities (i) reflected or reserved against on the May 31 Balance Sheet, or (ii) Liabilities which have arisen after May 31, 2001 in the ordinary course of business that do not individually exceed $100,000 or $500,000 in the aggregate.

                  6.5.5 The Company has furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

                  6.5.6 None of the information to be supplied by the Company or its Subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of the shareholders of the Company to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser for inclusion therein.

         6.6 ACCOUNTS RECEIVABLE. Except as set forth on SCHEDULE 6.25.3, all accounts receivable reflected on the March 31 Balance Sheet and created since that date to the Closing Date (subject to the reserves established therefor) arise from arm's length transactions between unrelated parties and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

         6.7 INVENTORIES. All parts, tires, supplies and accessories of every kind, nature and description owned by the Company and the Subsidiaries (the "Inventories") are in good condition, reasonable wear and tear excepted, and are suitable and usable for the purposes for which they are intended.

         6.8 INTELLECTUAL PROPERTY RIGHTS.

                  6.8.1 SCHEDULE 6.8.1 sets forth: (a) all the right, title and interest of the Company and the Subsidiaries in, to and under all trademarks, trade names, service marks, copyrights, patents, inventions, designs, industrial designs, trade secrets, royalties, secret processes, formulae, and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto) used in the Business, including the names of the Company and the Subsidiaries (the "Intellectual Property Rights"), and all pending registrations and applications therefor, that the Company and the Subsidiaries own, use or license or in which they have any interest, indicating which are owned and which are licensed; (b) all contracts, agreements or other arrangements under which the Company and the Subsidiaries have granted, or are obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights; and (c) all names, assumed or otherwise, under which the Company and the Subsidiaries have conducted their Business since June 22, 1999.

                  6.8.2 To the best of the Company's knowledge, neither the Company nor any Subsidiary is infringing upon or otherwise acting adversely to the right or claimed right, of any Person under or with respect to any Intellectual Property Rights, nor has the Company or any Subsidiary received written notice of any such claim. Neither the Company nor any Subsidiary is (a) obligated pursuant to any contract to make any payments by way of royalties, fees or otherwise with respect to any Intellectual Property Rights, or (b) a licensor in respect of any Intellectual Property Rights. All licensing agreements pursuant to which the Company or any Subsidiary is a licensee of any Intellectual Property Rights are valid and binding on the Company or such Subsidiary and, to the best of the Company's knowledge, the other parties thereto, in accordance with their respective terms and are in full force and effect, and (a) no breach or default by the Company or any Subsidiary or event which, with notice or lapse of time, could constitute a breach or default by the Company or any Subsidiary, exists with respect thereto, and (b) no party thereto has given notice or asserted to the Company or any Subsidiary that the Company or any Subsidiary is in breach or default thereunder.

                  6.8.3 Neither the Company nor any Subsidiary is in any way making any unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including any former employer of any present or past employee of the Company or any Subsidiary.

         6.9 TANGIBLE PERSONAL PROPERTY.

                  6.9.1 SCHEDULE 6.9.1(A) is a substantially complete and accurate list of all containers and other pieces of equipment owned or leased by the Company and the Subsidiaries (the "Equipment"). SCHEDULE 6.9.1(A) lists the manufacturers of all containers. Neither the Company nor any Subsidiary has manufactured any of its own containers. SCHEDULE 6.9.1(B) is a complete and accurate list of all of the motor vehicles owned or leased by the Company and the Subsidiaries, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base stations, if any (the "Rolling Stock"), described by manufacturer, model number and model year. SCHEDULE 6.9.1(C) is a substantially complete and accurate list of all pieces of office equipment and furniture owned or leased by the Company and the Subsidiaries (the "Office Equipment"). SCHEDULE 6.9.1(D) is a substantially complete and accurate list of all the manual and automated computer, billing and accounting systems and components thereof, including all software and programs, owned, leased or licensed by the Company and the Subsidiaries (the "Systems"), and the Systems contain an accurate and complete list of all customers of the Company and the Subsidiaries. The assets of the Company and the Subsidiaries constituting tangible personal property are in good and serviceable condition and repair (subject to normal wear and tear).

                  6.9.2 The Company or one of the Subsidiaries either owns all of the assets constituting tangible personal property or leases them under an agreement indicated on SCHEDULE 6.9.2. Except where the same is not reasonably likely to have a Material Adverse Effect, neither the Company nor any Subsidiary has: (a) received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease except in connection with a default of the Company or Subsidiary thereunder; or (b) received any notice of a breach or default under such lease, which breach or default has not been cured. Neither the Company nor any Subsidiary nor, to the best of the Company's knowledge, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease.

         6.10 REAL PROPERTY.

                  6.10.1 SCHEDULE 6.10.1 sets forth a complete and accurate street address and legal description of the owned Land and, except as described therein, neither the Company nor any Subsidiary owns any real property. The Company or a Subsidiary has good and marketable fee simple title to the owned Land free and clear of any and all Encumbrances other than Permitted Encumbrances.

                  6.10.2 SCHEDULE 6.10.2 sets forth a complete and accurate street address and legal description of the leased Land and, except as described therein, neither the Company nor any Subsidiary leases any real property. The Company or a Subsidiary has leasehold title to the leased Land. Attached to
SCHEDULE 6.10.2 are complete and accurate copies of all leases and subleases for leased Land (the "Real Estate Leases"). With respect to each of the Real Estate
Leases:

                           6.10.2.1 Subject to bankruptcy, fraudulent conveyance
or other similar Laws relating to creditors' rights, such lease is legal, valid, binding, enforceable and in full force and effect, and represents the entire agreement between the respective lessor and lessee with respect to such property;

                           6.10.2.2 neither the Company nor any Subsidiary has:
(a) received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease except in connection with a default of the Company or a Subsidiary thereunder, or (b) received any notice of a breach or default under such lease, which breach or default has not been cured;

                           6.10.2.3 neither the Company nor any Subsidiary nor,
to the best of the Company's knowledge, any other party to such lease, is in breach or default in any material respect, and, to the best of the Company's knowledge, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease; and

                           6.10.2.4 the Company or a Subsidiary has the full
right to exercise any renewal options contained in such lease on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each piece of leased Land for the full term of such renewal options.

                  6.10.3 There is no condemnation or eminent domain proceeding pending or, to the best of the Company's knowledge, threatened against any of the Land.

                  6.10.4 Except for Consents required as set forth on SCHEDULE 6.10.4, the Surviving Corporation or a Subsidiary can use each parcel of Land after the Closing for its current uses in the manner currently operated by the Company or a Subsidiary, without violating any applicable Law or private restriction, and such uses are legal conforming use(s). There are no proceedings or amendments pending and brought by or, to the best of the Company's knowledge, threatened by, any third party which would result in a change in the allowable use(s) of the Land or which would modify the right of the Surviving Corporation or a Subsidiary to use the Land for its current use(s) after the Closing Date.

                  6.10.5 The Company has made available to Parent all engineering, geologic and other similar reports, documentation, plats and maps in their possession or control relating to the Land and all plans and specifications, as-builts, contracts and warranties in connection with the improvements thereon.

                  6.10.6 During the applicable lease term and except for landlords' rights in connection with the leased Land, no party except the Company or a Subsidiary has a present or future right to possession of all or any part of the Land.

                  6.10.7 There are no pending or, to the best of the Company's knowledge, threatened special assessments affecting the Land, or any contemplated improvements affecting the Land that may result in special assessments affecting the Land.

                  6.10.8 To the best of the Company's knowledge, there is no fact or condition that may result in the termination of any currently existing access to or from the Land and any public rights of ways and roads.

                  6.10.9 No written or verbal commitments have been made to any Governmental Authority or other Person relating to the Land which would impose an obligation the Surviving Corporation or a Subsidiary or their successors or assigns to make any contribution or dedication of money or Land or to construct, install, or maintain any improvements of a public or private nature on or off the Land.

                  6.10.10 To the best of the Company's knowledge, all utilities serving the Land are supplied directly to the Land by public utilities through public or private easements benefiting the Land and are adequate to service the normal operations of the Land and the operations of the Business.

                  6.10.11 To the best of the Company's knowledge, there are no unrecorded contracts, leases, easements or other agreements, or claims of any third party, affecting the use, title, occupancy or development of the Land, and no Person has any right of first refusal, option or the right to acquire all or any part of the Land.

                  6.10.12 Neither the Company nor any Subsidiary shall cause or permit any Encumbrance or encroachment ("Title Defect") whatsoever to be placed of record from the date of this Agreement to the Closing. If any Title Defect is so placed or recorded or otherwise exists contrary to the provisions hereof, the effect of which can be removed and/or eliminated by the payment of money, the Company shall immediately cause sufficient monies to be deposited with Parent so as to enable Parent to cause such Title Defect to be eliminated and/or removed of record.

                  6.10.13 Except in connection with that certain lease by and between JMA Investment, Inc. (as lessor) and Delta Recycling Corp. (as lessee), dated September 27, 1999, the landlord's Consent is either not required under any lease with respect to the Transactions or, if required, will be obtained by the Company before the Closing.

         6.11 MATERIAL CONTRACTS.

                  6.11.1 SCHEDULE 6.11.1 lists and includes complete and accurate copies of each of the following contracts and agreements (including oral and informal arrangements) of the Company and the Subsidiaries (listed by entity), as amended, with such contracts and agreements being collectively referred to as "Material Contracts":

                           6.11.1.1 each contract, agreement, invoice, purchase
order and other arrangement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or the Subsidiary or otherwise related to their Business under the terms of which they: (A) are required or likely to pay or otherwise give consideration of more than $100,000 in the aggregate during 2001, (B) are required or likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company or the Subsidiary without penalty of $100,000 or more in the aggregate on 30 days' or less notice;

                           6.11.1.2 all contractual rights of the Company and
the Subsidiaries with their customers (whether oral or in writing), including all disposal agreements, service agreements, customer accounts and routes (the "Customer Contracts"), under the terms of which they: (A) are likely to receive consideration of more than $100,000 in the aggregate during 2001 or (B) are likely to receive consideration of more than $100,000 over the remaining term of such contract;

                           6.11.1.3 all contracts and agreements relating to the
collection, transportation or disposal of waste under the terms of which the Company and its Subsidiaries: (A) are required or likely to pay or otherwise give consideration of more than $100,000 in the aggregate during 2001, (B) are likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such agreement, or (C) cannot be canceled by the Company or the Subsidiary without penalty of $100,000 or more in the aggregate on 30 days' or less notice;

                           6.11.1.4 all broker, franchise, agency, sales
promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party under the terms of which the Company and its Subsidiaries: (A) are required or likely to pay or otherwise give consideration of more than $100,000 in the aggregate during 2001,
(B) are likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such agreement, or (C) cannot be canceled by the Company or the Subsidiary without penalty of $100,000 or more in the aggregate on 30 days' or less notice;

                           6.11.1.5 all collective bargaining agreements with
any union and all employment agreements entered into by the Company and the Subsidiaries (the "Employee Contracts") and all other management contracts and contracts with unions (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancelable without penalty or further payment on 30 days' or less notice;

                           6.11.1.6 all contracts and agreements relating to
Indebtedness of the Company or any Subsidiary. "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money (excluding trade accounts payable incurred in the ordinary course of business), (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (4) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such person has not assumed or become liable for the payment of such Indebtedness;

                           6.11.1.7 all contracts and agreements that limit the
ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

                           6.11.1.8 all contracts and agreements between or
among the Company and any Subsidiary, Affiliate, officer, director, employee, shareholder or "associate" (as such term is defined in Securities Exchange Commission Rule 405) of the Company or any Subsidiary now in effect; and

                           6.11.1.9 all contracts and agreements relating to the
Intellectual Property Rights.

                  6.11.2 To the best of the Company's knowledge, each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither the Company nor any Subsidiary has received any notice that the Company or any Subsidiary is in breach of or default under any Material Contract or that any event has occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

                  6.11.3 To the best of the Company's knowledge, no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

                  6.11.4 Neither the Company nor any Subsidiary has received any notice that any Person intends or desires to amend or terminate any Material Contract.

                  6.11.5 There is no contract, agreement or other arrangement granting any person any preferential right to purchase any of the properties or assets of the Company or any Subsidiary.

                  6.11.6 The Company and the Subsidiaries have billed all of their customers in accordance with the Customer Contracts in all material respects.

                  6.11.7 Except as set forth on SCHEDULE 6.11.7, no Material Contract requires the Consent of any Person for the Transactions to be consummated.

         6.12 INSURANCE POLICIES. SCHEDULE 6.12 lists and includes complete and accurate copies of each of all insurance policies carried by the Company and the Subsidiaries, indicates whether such policies are retrospectively rated, includes an accurate list of all insurance loss runs and workers' compensation claims in the Company's and the Subsidiaries' possession for the past three policy years, and includes a complete and correct copy of the Company's most recent filing with the state agency responsible for administering, handling or overseeing unemployment claims. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Neither the Company's nor any Subsidiary's insurance has ever been canceled.

         6.13 EMPLOYEES; EMPLOYEE BENEFITS.

                  6.13.1 SCHEDULE 6.13.1 is a complete and accurate list of all employees of the Company and the Subsidiaries (by entity), their titles, their dates of hire and their current annual rates of compensation as of the date of this Agreement, as well as the amounts of any bonus paid, accrued or expected to be paid or accrued with respect to the year ended December 31, 2000 and any amounts of bonus paid, accrued or expected to be paid with respect to any periods beginning thereafter. Except as set forth on SCHEDULE 6.13.1, each of such employees is an employee at will.

                  6.13.2 Except as disclosed on SCHEDULE 6.13.2, neither the Company nor any Subsidiary has ever established or promised to establish any Plan for the benefit of its employees. SCHEDULE 6.13.2 lists and includes complete and accurate copies of each such Plan and each material document prepared in connection with each such Plan. Except as set forth in SCHEDULE 6.13.2, (i) none of such Plans is a multi-employer plan within the meaning of ERISA; (ii) none of such Plans promises or provides retiree medical or life insurance benefits to any person; (iii) none of such Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code; (iv) none of such Plans is or is required to be qualified under Section 401(a) of the Code; (v) none of such Plans is subject to Title IV of ERISA; and (vi) the Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act of 1988 and any state counterpart, and no fact or event exists that could give rise to liability under such Laws.

         6.14 LABOR MATTERS. Except as set forth on SCHEDULE 6.14, no collective bargaining or other labor union contracts apply to the employees or the Company or any Subsidiary. There is not pending or, to the best of the Company's knowledge threatened, a labor dispute, strike or work stoppage against the Company or any Subsidiary that is reasonably likely to have a Material Adverse Effect. To the best of the Company's knowledge, neither the Company nor any Subsidiary, nor any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the Company or any Subsidiary.

         6.15 COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 6.15, the Company and the Subsidiaries comply in all material respects with all Laws, Permits and Governmental Orders applicable to them, their assets or their Business (including Environmental Laws, Tax Laws, zoning and land use restrictions, and Laws relating to the employment of labor). Neither the Company nor any Subsidiary is in material violation of any such Law, Permit or Governmental Order. SCHEDULE 6.15 identifies each Governmental Order applicable to the Company, any Subsidiary, their assets or their Business, and no such Governmental Order has a Material Adverse Effect. Neither the Company nor any Subsidiary has received any citation or notice that the Company or any Subsidiary is under investigation or other form of review with respect to any applicable Law, the results of which if determined adversely are reasonably likely to have a Material Adverse Effect.

         6.16 TAXES.

                  6.16.1 Each of the Company and each Subsidiary has filed, or will file, in a timely manner all requisite Tax returns due (including estimated tax returns) for all fiscal periods ended on or before the date hereof and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date. No Tax returns or reports filed by either the Company or any Subsidiary (whether filed prior to, on or after the date hereof) will result in any Taxes upon the assets of the Company or any Subsidiary where such Taxes would have a Material Adverse Effect. All Taxes due and payable with respect to each of the Company and each Subsidiary have been paid. All Taxes required to be withheld, collected or deposited by each of the Company and each Subsidiary have been timely withheld, collected or deposited and to the extent required, have been paid to the relevant Tax authority. There are no agreements to extend the statutory period for the assessment of any Taxes, examinations in progress or claims against the Company or any Subsidiary for Taxes for any period or periods prior to and including the date of this Agreement (and as of the Closing Date) and no notice of any claim, whether pending or threatened, for Taxes has been received. There are no liens for Taxes on any assets.

         6.17 LITIGATION. Except as set forth on SCHEDULE 6.17, no Action is pending or, to the best of the Company's knowledge, threatened, against the Company or any Subsidiary at law or in equity, the results of which if determined adversely are reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice of any of the above. Also listed on SCHEDULE 6.17 are all instances in which the Company or any Subsidiary is the plaintiff, or complaining or moving party, in any Action (other than collection cases in the ordinary course of business). Also listed on
SCHEDULE 6.17 are all employees who are on workers' compensation or who, to the best of the Company's knowledge, have workers' compensation claims, in each case regardless of the amount.

         6.18 ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Except as stated in
SCHEDULE 6.18, neither the Company nor any Subsidiary is a party to any governmental contracts that are subject to price redetermination or renegotiation.

         6.19 CONDUCT OF THE BUSINESS. Since March 31, 2001, except for the execution and delivery of this Agreement or as disclosed on SCHEDULE 6.19, the Company and the Subsidiaries have conducted their Business in all material respects in the ordinary course and consistent with past practice, and there has not been any:

                  6.19.1 change in the authorized capital or equity ownership of the Company or any Subsidiary or issuance or sale of any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary, other than pursuant to the exercise of outstanding options in accordance with their terms;

                  6.19.2 redemption of any of the capital stock or declaration, making or paying of dividends or distributions (whether in cash, securities or other property) by the Company or any Subsidiary;

                  6.19.3 work interruption, labor grievance or unfair labor practice claim filed that might reasonably be expected to have a Material Adverse Effect;

                  6.19.4 any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of their assets, or requiring Consent of any party to the transfer and assignment of any of their assets;

                  6.19.5 waiver of any material rights or claims of the Company or any Subsidiary;

                  6.19.6 material breach, amendment or termination of any Material Contract the result of which would have a Material Adverse Effect;

                  6.19.7 transaction by the Company or any Subsidiary outside the ordinary course of business;

                  6.19.8 (a) increase, or announcement of any increase, in the wages, salaries, compensation, bonuses, incentives, pension, severance or other benefits payable by the Company or any Subsidiary to any of their employees or consultants other than in the ordinary course of business consistent with past practices, (b) establishment of any benefits under any Plan other than the establishment or payment of the bonuses set forth on SCHEDULE 6.19.8;

                  6.19.9 material write down or write up of the value of any inventories or accounts receivable or revaluation of any assets or properties of the Company or any Subsidiary;

                  6.19.10 sale, transfer, lease, sublease, license or other disposal of any properties or assets of the Company, other than (a) sales in the ordinary course of business consistent with past practice or (b) the sale of equipment which is no longer used or useful in or which is promptly replaced with equipment of equivalent or better kind, condition and value;

                  6.19.11 material changes in the customary methods of operations of the Company or any Subsidiary, including practices and policies relating to routes, purchasing, inventories, contracts, marketing, selling and pricing;

                  6.19.12 any express or deemed election or settlement or compromise of any Liability with respect to the Taxes of the Company or any Subsidiary;

                  6.19.13 any other material occurrence, event, incident, action or failure to act outside the ordinary course of business; or

                  6.19.14 any action by the Company or any Subsidiary, or any employee, officer of any of them, committing to do any of the foregoing.

         6.20 ENVIRONMENTAL AND OTHER PERMITS; HAZARDOUS MATERIALS; DISPOSAL SITES.

                  6.20.1 Except for Permits the absence of which are not reasonably likely to have a Material Adverse Effect, the Company and the Subsidiaries hold all Environmental Permits, other permits, licenses (including FCC licenses), franchises, consents and approvals of every kind necessary to operate the Business (collectively, the "Permits") necessary for the current use, occupancy and operation of each of their assets and properties and the conduct of their Business, and all such Permits are in full force and effect. Except as set forth on SCHEDULE 6.20.1, neither the Company nor any Subsidiary has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Environmental Law that have not been resolved. SCHEDULE 6.20.1 identifies all Permits and identifies those that will require the Consent of any Governmental Authority to consummate the Transactions.

                  6.20.2 Except for waste materials included in residential or commercial waste that have in all respects been Handled in substantial compliance with all applicable Laws (including applicable Environmental Laws relating to the permissible types and quantities of such waste materials), and except as disclosed on SCHEDULE 6.20.2 or in oral or written reports to Parent by EMCON, the Company and the Subsidiaries have never Handled any Hazardous Materials. Except as disclosed on SCHEDULE 6.20.2, there have been no Releases into the Environment or onto or under the Land or any other real property now or in the past owned, leased or used by the Company or any Subsidiary of any Hazardous Materials. No Encumbrance with respect to Environmental Liability has been imposed against the Company or any Subsidiary or any of their assets under any Environmental Law or other applicable Law, and, to the best of the Company's knowledge, no facts or circumstances exist that would give rise to the same. Further, except as disclosed on SCHEDULE 6.20.2, no portion of the Land or any other real property now or in the past owned, leased or used by the Company or any Subsidiary is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any other similar list maintained by any Governmental Authority, and neither the Company nor any Subsidiary: (a) is listed as a potentially responsible party under any Environmental Law or other applicable Law, (b) has received a notice of such listing, or (c) has knowledge of any facts or circumstances which could give rise to such a listing.

                  6.20.3 SCHEDULE 6.20.3 is a complete list of the names and addresses of all disposal sites now or at any time in the past utilized by the Company or any Subsidiary or any of their predecessors. Except as disclosed on
SCHEDULE 6.20.3, no such disposal site is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any Governmental Authority

                  6.20.4 Except as disclosed on SCHEDULE 6.20.4, any underground or above-ground storage tanks, and piping associated with such tanks, containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Environmental Law or other applicable Law located on the Land or any other real property now or in the past owned, leased or used by the Company or any Subsidiary, have been used and maintained in material compliance with all Environmental Laws and other applicable Laws.

                  6.20.5 The Company and the Subsidiaries have at all times produced or received and retained all transportation documentation, including all appropriate trip tickets, required by any applicable Laws in connection with the hauling or disposal of municipal solid waste, and no such document indicates that the Company or any Subsidiary has ever hauled or transported Hazardous Materials.

         6.21 CORRUPT PRACTICES. Neither the Company nor any Subsidiary has ever made, offered or agreed to offer anything of value to any employees of any of their customers for the purpose of attracting business or to any foreign or domestic governmental official, political party or candidate for government office or any of their employees or representatives, nor have they taken any other action that would cause the Company or any Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

         6.22 REPRESENTATION CONCERNING TOTALITY OF ASSETS. Except as disclosed on SCHEDULE 6.22, the Company or a Subsidiary has good and marketable title to, or, in the case of leased or subleased properties or assets, valid and subsisting leasehold interests in, all such assets and properties, free and clear of all liens and security interests other than Permitted Encumbrances, and such assets and properties constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business.

         6.23 POWERS OF ATTORNEY. Except as disclosed on SCHEDULE 6.23, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

         6.24 GUARANTIES, PERFORMANCE BONDS AND LETTERS OF CREDIT. Except as set forth on SCHEDULE 6.24, (a) neither the Company nor any Subsidiary is a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any Person, and (b) there are no performance bonds or letters of credit outstanding with respect to the operation of the Business.

         6.25 AFFILIATES' RELATIONSHIPS.

                  6.25.1 All contractual arrangements between the Company or any Subsidiary and any Affiliate are described on SCHEDULE 6.25.1.

                  6.25.2 Except as disclosed on SCHEDULE 6.25.2, no Affiliate has any direct or indirect interest in (i) any entity that is competitive with the Company or any Subsidiary or the Business, or (ii) any assets used by the Company or any Subsidiary.

                  6.25.3 All obligations of any Affiliate to the Company or any Subsidiary and all obligations of the Company or any Subsidiary to any Affiliate are listed on SCHEDULE 6.25.3, which sets forth a complete and accurate schedule of payments relating thereto.

         6.26 FAIRNESS OPINION. The financial advisor of the Company, Capitalink, LC, has rendered an opinion to the Board to the effect that, as of the date thereof, the Merger Consideration is fair to the holders of Shares.

         6.27 COMPLETE DISCLOSURE. This Agreement, the Disclosure Schedules, and all other documents and written information furnished to Parent and its representatives by the Company, any Subsidiary or their respective representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If the Company or any Subsidiary becomes aware of any fact or circumstance that would change a representation or warranty of the Company in this Agreement or any other statement made or document provided to Parent, the party with such knowledge shall promptly give notice of such fact or circumstance to Parent. None of (a) such notification, (b) any pre-closing investigation by Parent of the Company, the Subsidiaries, their respective assets or the Business, or (c) the Closing, shall relieve the Company's shareholders of their indemnification or other obligations under this Agreement.

                                   ARTICLE 7

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser represent and warrant to the Company that the statements contained in this Article 7: (a) are correct and complete as of the date of this Agreement; and (b) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 7).

         7.1 ORGANIZATION; AUTHORITY. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized, qualified and licensed under all applicable Laws to carry on its business in the places and in the manner presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Each of Parent and Purchaser has the full legal right, power and authority to enter into this Agreement and to consummate the Transactions. On or before the Closing, all corporate action of each of Parent and Purchaser necessary to approve the Transactions shall have been taken.

         7.2 NO CONFLICT. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the Transactions do not and will not violate, conflict with, or result in a breach of any provision of its Articles of Incorporation or Bylaws.

         7.3 GOVERNMENTAL CONSENTS AND APPROVALS. Except for the filing of articles of merger with the Florida Secretary of State, filings with the FCC and filings with the Department of Justice and the Florida Attorney General, the execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not require any Consent or other action by, filing with, or notification to, any Governmental Authority.

         7.4 BINDING AGREEMENT. Each of Parent and Purchaser has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against them in accordance with its terms.

                                   ARTICLE 8

                     COVENANTS OF THE COMPANY BEFORE CLOSING

         8.1 ACCESS TO LAND AND RECORDS. Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Subsidiaries to: (a) at all times grant Parent and its representatives access to all of the offices of the Company, the Subsidiaries, the Land, and the books and records of the Company and the Subsidiaries (including for the purpose of performing all testing, inspections and other procedures considered desirable by Parent, for the purpose of monitoring compliance with the covenants of the Company in this agreement, for purposes of monitoring the accuracy of the representations and warranties of the Company in this Agreement, and for the purpose of determining the amount, if any, of the R&W Adjustment);

and (b) furnish Parent with such additional financial and operating data and other information as to the Company, the Subsidiaries, their respective assets and the Business as Parent may reasonably request. The Company shall, and shall cause the Subsidiaries to, cooperate with Parent and its representatives in the preparation of any documents or other material that may be required by any Governmental Authority.

         8.2 ACTIVITIES OF THE COMPANY BEFORE CLOSING. Until the Closing, the Company shall, and shall cause the Subsidiaries to:

                  8.2.1 maintain their assets in as good working order and condition as at present, ordinary wear and tear excepted;

                  8.2.2 perform in all material respects all of their obligations under the Permits, Material Contracts, and its debt instruments;

                  8.2.3 keep in full force and effect present or similar substitute insurance policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

                  8.2.4 use their reasonable efforts to preserve intact their assets and to keep available the services of their officers and employees and maintain good relationships with suppliers, customers and others having business relationships with them;

                  8.2.5 maintain material compliance with all applicable Laws;

                  8.2.6 maintain and perform debt and lease instruments materially in accordance with their terms and not enter into new or amended debt or lease instruments;

                  8.2.7 cooperate with Parent to promptly prepare the necessary documents so that the Transactions may be closed, if possible on or before July 2, 2001 and in any event before the date set forth in Section 13.3; and

                  8.2.8 provide all reasonable assistance to Parent to provide for an orderly transfer of the Company, the Subsidiaries and the Business.

         8.3 PROHIBITED ACTIVITIES BEFORE CLOSING. Until the Closing, the Company shall not, and shall cause the Subsidiaries not to, without the prior written consent of Parent:

                  8.3.1 change the authorized capital, issue shares of capital stock (other than pursuant to the exercise of Options), or grant any options, warrants, puts, calls, conversion rights or commitments relating to equity interests in the Company or the Subsidiaries;

                  8.3.2 except as required by the Charade Agreement, purchase, lease or incur an obligation to purchase or lease any fixed assets in excess of an aggregate of $100,000;

                  8.3.3 permit any new Encumbrance upon any of their assets other than Permitted Encumbrances;

                  8.3.4 breach, amend or terminate any Material Contract or Permit in any material manner or fail to maintain the Business, their assets or the quality of customer service consistent with past practice;

                  8.3.5 enter into any transaction outside the ordinary course of the Business or otherwise prohibited under this Agreement; 8.3.6 allow any other action or omission, or series of actions or omissions, that would cause a representation or warranty of the Company made in Section 6.19 to be untrue on the Closing Date; or

                  8.3.7 except as required by the Charade Agreement, allow a Working Capital Deficit, if any, to increase or a Working Capital Surplus, if any, to decrease by more than $50,000 from the May 31 Balance Sheet; provided, however, that if such increase or decrease is greater than $50,000, the Escrow Funds shall be increased by the amount of such excess and Parent shall not be entitled to terminate this Agreement as a result of the representation and warranty in this Section 8.3.7 being breached.

         8.4 NO SOLICITATION.

                  8.4.1 The Company, the Subsidiaries and their respective Affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of the Subsidiaries or any business combination with the Company or any of the Subsidiaries. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its Subsidiaries or the acquisition of any capital stock or any material portion of the assets of the Company or its Subsidiaries, or any combination of the foregoing (other than the Merger) (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in discussions with any Person (other than Parent, Purchaser or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate, delay or fail to consummate the Merger or any other Transactions; provided, however, that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore, enter into an agreement with or otherwise engage in substantive discussions with a third party who delivers a written proposal for an Acquisition Transaction if the Board determines in good faith, upon written advice of its outside legal counsel, that failing to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to the Company's stockholders, and prior to furnishing non-public information to any such party, the Company shall have entered into a confidentiality agreement containing terms at least as favorable to the Company as those of the confidentiality agreement entered into by Parent or Purchaser or their Affiliates with respect to the maintenance of confidentiality and the permitted use of information provided by or on behalf of the Company.

                  8.4.2 From and after the execution of this Agreement, the Company shall immediately advise Parent and Purchaser in writing of the occurrence or receipt, directly or indirectly, of any discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Parent and Purchaser a copy of any such proposal if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing. The Company shall promptly advise Parent and Purchaser in writing of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

         8.5 SHAREHOLDERS' MEETING; PROXY STATEMENT. Subject to the fiduciary obligations of the Board under applicable Law as advised in writing by outside counsel, the Company, acting through its Board, shall, in accordance with its Articles of Incorporation and Bylaws and applicable Law:

                  8.5.1 give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon the Merger and this Agreement;

                  8.5.2 prepare and file with the SEC within 10 business days after the execution of this Agreement a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, to respond within 5 business days to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                  8.5.3 include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                                   ARTICLE 9

                        ADDITIONAL AGREEMENTS OF PARTIES

         9.1 AGREEMENT TO COOPERATE.

                  9.1.1 Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required to preserve material contractual relationships of the Company and the Subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

                  9.1.2 In the event any litigation is commenced by any Person relating to the Transactions, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

                  9.1.3 The Company shall permit Parent a reasonable opportunity to review and comment on the preliminary proxy statement and the Proxy Statement and any responses to any SEC comments before they are filed with the SEC or distributed to the Company's shareholders.

         9.2 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent, Purchaser and the Company agree to consult promptly with each other before issuing any press release or otherwise making any public statement with respect to the Transactions, agree to provide to the other party for review a copy of any such press release or public statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange. Notwithstanding the foregoing, however, Parent and Purchaser may give notice of the Transactions and this Agreement to the United States Department of Justice and the Florida Attorney General.

         9.3 CHARADE AGREEMENT. Prior to the Closing, the Company shall use its best efforts to amend the Charade Agreement to extend the Closing Date (as defined in the Charade Agreement) to September 28, 2001. Parent shall have the right to participate in any negotiations with respect thereto and to approve any such amendment before it is executed. If the Company is not able to so amend the Charade Agreement, the Company and Parent shall negotiate in good faith another alternative reasonably acceptable to the Company and Parent.

         9.4 REPRESENTATIONS AND WARRANTIES. Through the Closing Date, each of the parties shall refrain from taking any action that would render any of its representations or warranties in this Agreement inaccurate as of the Closing Date.

                                   ARTICLE 10

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE COMPANY

         The obligations of the Company under this Agreement are subject to the completion, satisfaction, or at its option, waiver, on or before the Closing Date, of the following conditions:

         10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Purchaser contained in this Agreement shall be accurate in all material respects on and as of the Closing Date; provided, however, that if any such representation or warranty is inaccurate in a material respect, the Company shall nonetheless be entitled to indemnification for the breach thereof as provided in Article 12 of this Agreement.

         10.2 COVENANTS. Parent and Purchaser shall have duly complied with or performed each of the covenants of this Agreement to be complied with or performed by Subsidiary on or before the Closing Date.

         10.3 NO ADVERSE PROCEEDING. No Action before a Governmental Authority shall have been instituted to restrain or prohibit any of the Transactions.

         10.4 SHAREHOLDER APPROVAL. This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the shareholders of the Company under applicable Law and applicable listing requirements.

         10.5 INJUNCTIONS; ILLEGALITY. No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted). No Governmental Authority shall have enacted any statute, rule or regulation that would prevent the consummation of the Merger or make the Merger illegal.

         10.6 LONG-TERM DEBT. Parent shall cause the Long-Term Debt to be satisfied concurrently with the Closing.

                                   ARTICLE 11

           CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND PURCHASER

         The obligations of Parent and Purchaser under this Agreement are subject to the completion, satisfaction or, at their option, waiver, on or before the Closing Date, of the following conditions:

         11.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects on and as of the Closing Date; provided, however, that if any such representation or warranty is inaccurate in a material respect, Parent shall nonetheless be entitled to indemnification for the breach thereof as provided in
Article 12 of this Agreement.

         11.2 COVENANTS. The Company shall have duly complied with or performed each of the terms, covenants and conditions of this Agreement to be complied with or performed by the Company on or before the Closing Date.

         11.3 NO ADVERSE PROCEEDING. No Action shall have been instituted to restrain or prohibit any of the Transactions. No Governmental Authority shall have taken any other action or made any request of Parent or Purchaser as a result of which Parent or Purchaser deems it inadvisable to proceed with the Transactions.

         11.4 SHAREHOLDER APPROVAL. This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the shareholders of the Company under applicable Law and applicable listing requirements.

         11.5 INJUNCTIONS; ILLEGALITY. No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted). No statute, rule or regulation shall have been enacted by any Governmental Authority that would prevent the consummation of the Merger or make the Merger illegal.

         11.6 TRANSFERABILITY OF PERMITS. The Transactions shall not affect the validity of any of the Permits set forth on SCHEDULE 6.20.1 or as a result of the Transactions all of the Permits required for the operation of the Business shall be appropriately vested in the Company or a Subsidiary without the need for any public hearing or other regulatory re-approval process.

         11.7 CONSENTS. All necessary notices to, Consents of and filings with any Governmental Authority relating to the consummation of the Transactions to be made or obtained by the Company shall have been made and obtained by it, and Parent and Purchaser shall have received all the Consents necessary under any Material Contract or Permit requiring consent to assignment.

         11.8 TITLE AND SURVEY. Parent shall have received a Survey(s) in form and substance provided for in Article 5 and otherwise acceptable to it, and the Title Company shall have issued the preliminary title commitments and shall have agreed to issue the Title Policy in each case in accordance with Article 5 and otherwise acceptable to Parent.

         11.9 CLOSING CERTIFICATE. Parent and Purchaser shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 11.1 and
Section 11.2 have been satisfied.

         11.10 LEGAL OPINION. Parent and Purchaser shall have received an opinion of the Company's outside counsel, reasonably satisfactory in form and substance to Parent and Purchaser.

         11.11 NONCOMPETITION AGREEMENTS. Each of Jack R. Casagrande, Patrick F. Marzano, Frank P. Marzano, and Rick Casagrande (the "Major Shareholders") shall have entered into a 7-year noncompetition agreement covering the Counties of Collier, Monroe, Dade, Broward, Palm Beach, Brevard and St. Lucie, Florida, and each of Jack R. Casagrande, Patrick F. Marzano and Frank P. Marzano shall have entered into a 7-year consulting agreement, with each such noncompetition and consulting agreement to be in form and substance reasonably satisfactory to Parent and Purchaser. The aggregate consideration payable for such agreements shall be $2,000,000 for the noncompetition agreements and $3,000,000 for the consulting agreements.

         11.12 DELROCK ENVIRONMENTAL AGREEMENT. The Major Shareholders shall have entered into an agreement (the "Delrock Agreement"), in form and substance reasonably satisfactory to Parent and Purchaser, by which they will: (a) buy the Delrock lakefill facility and assume the Eastern Recycling Corporation lease from the Company or its Subsidiary concurrently with the Closing on an "as is, where is" basis for the net book value of such property (minus Encumbrances);
(b) agree that they shall promptly provide Parent with copies of all sampling





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

information received by the Major Shareholders with respect to the facility; (c) agree that Parent may cause monitoring wells to be installed at the facility whenever and wherever it reasonably deems appropriate based on the sampling information provided by the Major Shareholders or based on other information regarding the facility received by Parent; (d) agree that Parent may report any Environmental issues it or its representatives identify to any Governmental Authority; (e) agree to indemnify the Purchaser Indemnified Parties with respect to Environmental issues raised by Governmental Authorities or Actions brought by third-parties (fines, remediation or cleanup costs, etc.) at such facility for a period of 10 years after the Closing, up to a maximum amount of $3,000,000; and
(f) agree that Parent may retain the $3,000,000 otherwise due the Major Shareholders under the consulting agreements for a period of five years (or until the environmental issues raised by Governmental Authorities or Actions brought by third parties have been resolved if they remain pending at the end of such five-year period) to secure such indemnification obligations, with the Major Shareholders to receive annual payments of interest only at the rate of 5.5% per annum on such amounts from the times when they become payable under the consulting agreements. The Delrock Agreement will permit the Major Shareholders to access $500,000 of such amounts as reasonably necessary to address the environmental issues pursuant to their indemnification obligations and to access amounts in excess of $500,000 only from the times when they become payable under the consulting agreements as reasonably necessary to address the environmental issues pursuant to their indemnification obligations. The Delrock Agreement also will provide for the release of amounts due under the consulting agreements as scheduled under such agreements and without being retained pursuant to this
Section 11.12 if the Major Shareholders provide evidence acceptable to Parent in its sole and absolute discretion that there are no remaining environmental issues or if the Major Shareholders provide Parent an insurance policy acceptable to Parent in its sole and absolute discretion to provide coverage with respect to environmental issues. In addition, the Delrock Agreement will provide for the Major Shareholders to have a right of first refusal to purchase any material assets that the Company or its Subsidiaries desire to sell during the five years after the Closing.

         11.13 PEERLESS AGREEMENT. The Company shall have amended its agreement with Peerless Dade, Inc. d/b/a Dade Recycling & Disposal and/or its Affiliates (collectively, "Peerless") to require Peerless to remove 160,000 cubic yards of material from the site, to require Peerless to reimburse the Company for the costs of the $1,600,000 bond required by Miami-Dade County with respect to the removal of such materials, and to provide the Company with a mortgage on the real property to secure such agreements, with such amendment to be in form and substance reasonably satisfactory to Parent and Purchaser and such mortgage to be in form customary for the county in which the property is located.

         11.14 WASTE MANAGEMENT AGREEMENT. The Company shall have provided notice of termination of its Disposal Agreement with Waste Management Inc. of Florida, dated July 26, 1999, as amended.

         11.15 ESCROW AGREEMENT. Parent, Shareholders' Representative and the Escrow Agent shall have entered into the Escrow Agreement.

         11.16 DISSENTERS' RIGHTS. Dissenters' rights shall not have been exercised with respect to more than 10% of the issued and outstanding Shares.

         11.17 GENERAL. All actions taken by the Company in connection with the consummation of the Transactions and all certificates, opinions and other documents required to effect the Transactions shall be reasonably satisfactory in form and substance to Parent and Purchaser.

                                   ARTICLE 12

                                 INDEMNIFICATION

         12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants in this Agreement and the obligations of the parties with respect thereto shall survive the Closing.

         12.2 INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY. From the date hereof until the Effective Time, the Company shall, and after the Effective Time, the shareholders of the Company shall, indemnify, defend (as to third party claims only), protect and hold harmless Parent, Purchaser, and their respective officers, directors, divisions, subdivisions, Affiliates (including, after the Effective Time, the Surviving Corporation), shareholders, agents, employees, successors and assigns (collectively, the "Purchaser Indemnified Parties") at all times from and after the Effective Time from and against all Losses that arise as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by the Company set forth in this Agreement or in the Disclosure Schedules or in any other document delivered pursuant to this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of the Company made in this Agreement or in any other document delivered pursuant to this Agreement; (c) fines or construction, improvement or other costs reasonably anticipated by Parent to be necessary to bring such facility into compliance (to the extent they exceed amounts included as Current Liabilities for purposes of the Working Capital Adjustment) with respect to being out of compliance with certain code requirements at the Pompano Beach MRF located at 1951 N. Powerline Road; (d) fines or construction, improvement or other costs reasonably anticipated by Parent to be necessary to remediate or cleanup Environmental issues at the Delta Transfer Corp. property located at 1951 N. Powerline Road and to bring it into compliance with Environmental Laws and Environmental Permits; (e) fines or construction, improvement or other costs reasonably anticipated by Parent to be necessary to comply with the consent order relating to the Delta Resources C&D Landfill (a/k/a Royal Oak Ranch C&D Landfill); or (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsection (a) through (e) of this
Section 12.2 had been satisfied. Notwithstanding the foregoing, however, such indemnification obligations shall in all events be limited solely to the extent of the Escrow Funds, and the shareholders (other than the Major Shareholders) shall have no obligation to indemnify with respect to the matters described in
Section 11.12). In connection with the above, Parent and the Company may report any Environmental issues it or its representatives identify to any Governmental Authority.

         12.3 INDEMNIFICATION BY PARENT AND PURCHASER. Parent and Purchaser shall indemnify, defend (as to third party claims only), protect and hold harmless the Company and its partners, officers, directors, divisions, subdivisions, Affiliates, agents, employees, successors and assigns (collectively, the "Company Indemnified Parties"), from the date hereof until the Effective Time, and the shareholders of the Company, at all times after the Effective Time, from and against all

Losses that arise as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Parent or Purchaser set forth in this Agreement; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Parent or Purchaser made in this Agreement; and (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsection (a) or (b) of this Section 13.2 had been satisfied. Notwithstanding the foregoing, however, such indemnification obligations shall in all events be limited to $3,000,000.

         12.4 INDEMNIFICATION PROCEDURE. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnifying Party"). The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. A Claim Notice shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim (a "Dispute Notice"). Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days. If a resolution is not reached within the 30-day period, either party may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in a city mutually selected by the Indemnifying Party and the Indemnified Party (or, if no city can be mutually agreed upon within 15 days, then in Dallas, Texas). The Indemnified Party shall select one arbitrator, the Indemnifying Party shall select the second arbitrator, and the two previously selected arbitrators shall select the third arbitrator. In all respects, the American Arbitration Association's then existing Commercial Arbitration Rules shall govern such panel. The arbitrators' decision shall be binding and conclusive on the parties. If it is finally determined (through either agreement of the parties, arbitration or a Claim Notice becoming conclusive) that all or a portion of the claim amount is owed to the Indemnified Party, the Indemnifying Party shall, within 10 days of such determination, pay the Indemnified Party such amount owed, together with interest from the date of the Claim Notice until the date of actual payment at the rate earned on the Escrow Funds (the "Applicable Rate"). The non-prevailing party in any arbitration shall pay all costs of the arbitration and all of the prevailing party's reasonable attorneys' fees and expenses of investigation. The arbitrators shall specify in their decision which party (i.e., Parent or the shareholders of the Company as a group) is the prevailing party and the amount of the costs, fees and expenses to be paid by the non-prevailing party.

         12.5 INDEMNIFICATION PROCEDURE WITH RESPECT TO THIRD PARTY CLAIMS.

                  12.5.1 If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any Indemnifying Party, or if an Indemnified Party otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each

Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.

                  12.5.2 Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (a) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (b) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement;
(c) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties;
(d) settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  12.5.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.5.2, (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

                  12.5.4 If or to the extent that any of the conditions set forth in Section 12.5.2 is or becomes unsatisfied: (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (b) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses); (c) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this Article 13; and (d) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

                  12.6 ESCROW FUNDS. The Escrow Funds shall be the only source available to satisfy Working Capital Adjustments pursuant to Section 3.2.2.3(b) and indemnification claims of the

Purchaser Indemnified Parties pursuant to this Article 12. The costs of the Shareholders' Representative in complying with the provisions of Sections 3.2.2.2, 3.2.3.2 and 12.5 may be satisfied from the Escrow Funds; provided, however, that the amount of such costs which may be satisfied from the Escrow Funds shall not exceed $200,000. Parent and Shareholders' Representative shall, from time to time, direct the Escrow Agent to deliver to Parent or the Surviving Corporation an amount(s) equal to the Working Capital Adjustment to which Parent is entitled pursuant to Section 3.2.2.3(b) and Losses for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to this Article 12. On the 120th day after the Closing Date, Parent and Shareholders' Representative shall direct the Escrow Agent to distribute all of the Escrow Funds then held in the escrow to the Company shareholders and ITM Option holders pro rata based on the number of Shares and ITM Options issued and outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, to the extent the Working Capital Adjustment has not yet been finally determined pursuant to Section
3.2.2.2 or Parent or Purchaser has properly asserted an indemnification claim on or before such 120th day after the Closing Date, Escrow Funds equal in amount to the amount of the Working Capital Adjustment set forth in the Settlement Statement and/or the amount of such claim shall remain in escrow until the same are finally resolved. Upon the satisfaction in full of the same, Parent and Shareholders' Representative shall direct the Escrow Agent to distribute the Escrow Funds still held pursuant to such claim after satisfaction of the same to the Company shareholders and ITM Option holders pro rata based on the number of Shares and ITM Options issued and outstanding immediately prior to the Effective Time.

         12.7 BASKET. Notwithstanding the foregoing provisions of this Article 12, neither party shall be required to indemnify the other party until the aggregate of the indemnifiable Losses reaches $25,000, in which case such party shall indemnify for all indemnifiable Losses, including the initial $25,000.

         12.8 OTHER INDEMNIFICATION PROVISIONS. The indemnification provisions in this Article 12 are the exclusive remedies of the parties for breach of any representation, warranty or covenant in this Agreement.

                                   ARTICLE 13

                            TERMINATION OF AGREEMENT

         13.1 TERMINATION BY PARENT AND PURCHASER. Parent and Purchaser, by notice in the manner provided in Section 14.6 on or before the Effective Time, may terminate this Agreement if any of the conditions set forth in Article 11 shall not have been satisfied on or before September 30, 2001 or in the event of a breach by the Company in the observance or in the due and timely performance of any of the agreements or conditions contained in this Agreement on its part to be performed, and the Company shall not have commenced to cure such breach within 15 days after notice to the Company and cured such breach on or before September 30, 2001.

         13.2 TERMINATION BY THE COMPANY. The Company, by notice in the manner provided in Section 14.6 on or before the Effective Time, may terminate this Agreement if any of the conditions set forth in Article 10 shall not have been satisfied on or before September 30, 2001 or in the event of a breach by Parent or Purchaser in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in this Agreement on its part to be performed, and Parent or Purchaser shall not have commenced to cure such breach within 15 days after notice to Parent and Purchaser and cured such breach on or before September 30, 2001.

         13.3 TERMINATION FOR FAILURE TO CLOSE. Either Parent and Purchaser or the Company, by notice in the manner provided in Section 14.6, may terminate this Agreement if the Effective Time has not occurred on or before September 30, 2001; provided, however, that no party in default under this Agreement shall have the right to terminate pursuant to this Section 13.3.

         13.4 TERMINATION FOR COMPETING PROPOSAL. Either Parent and Purchaser or the Company, by notice in the manner provided in Section 14.6 on or before the Effective Time, may terminate this Agreement if a third party, including any group, shall have made a proposal in respect of an Acquisition Transaction which the Board has determined in good faith (A) after consultation with a recognized investment banking firm, to be more favorable to the Company and its shareholders than the Transactions, and (B) upon written advice of outside legal counsel, that failure to approve such proposal and terminate this Agreement would reasonably be expected to result in a breach of the fiduciary duties of the Board under applicable law; provided, however, that the termination described in this Section 13.4 by the Company shall not be permissible unless and until the Company shall have provided Parent and Purchaser prior written notice at least two business days prior to such termination that the Board has authorized and intends to effect the termination of this Agreement pursuant to this Section 13.4, including copies of all proposed written agreements, arrangements or understandings, including the forms of any agreements supplied by third parties, with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto).

         13.5 TERMINATION FOR CERTAIN BREACHES OR BOARD WITHDRAWAL OF RECOMMENDATION. Parent and Purchaser, by notice in the manner provided in
Section 14.6 on or before the Effective Time, may terminate this Agreement if:
(i) the Company breaches any covenant in Section 8.4; (ii) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent and Purchaser its approval, adoption or recommendation of this Agreement or the Merger, shall have approved or recommended an Acquisition Transaction, or shall have resolved to effect any of the forgoing; (iii) if the Company shall have entered into a definitive agreement, letter of intent, agreement in principle or other similar document relating to an Acquisition Transaction with a person other than Parent, Purchaser or an Affiliate of either; or (iv) an Acquisition Transaction shall have been commenced, publicly proposed or communicated to the Company and its Board shall not have rejected such proposal within 5 business days of the earlier to occur of (A) the Company's receipt of such Acquisition Transaction and (B) the date on which such Acquisition Transaction first becomes publicly disclosed.

         13.6 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to this Article 13, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its Affiliates, directors, officers or stockholders, other than pursuant to the provisions of this Section 13.6 and Section 13.7, which shall survive any such termination. Nothing contained in this Section 13.6 shall relieve any party from liability for any breach of this Agreement.

         13.7 FEES AND EXPENSES.

                  13.7.1 Whether or not the Merger is consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

                  13.7.2 In the event this Agreement is terminated pursuant to
Section 13.4 or Section 13.5, then the Company shall promptly (and, in any event, within five business days after such termination by the Parent and Purchaser or, in the case of any termination by the Company, prior to such termination) reimburse Parent for the fees and expenses of Parent and Purchaser related to this Agreement and the Transactions (subject to a maximum of $100,000 (the "Parent Expenses") and pay Parent a termination fee of $1,000,000 (the "Termination Fee").

                                   ARTICLE 14

                               GENERAL PROVISIONS

         14.1 ASSIGNMENT. This Agreement may not be assigned by any of the parties hereto (except by operation of Law) or otherwise transferred without the express written consent of the other party (which may be granted or withheld in the sole and absolute discretion of such party); provided, however, that Parent and Purchaser may assign this Agreement to an Affiliate of theirs without the consent of the Company.

         14.2 BINDING EFFECT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns. Nothing in this Agreement is intended to or shall confer upon any other Person, including any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period.

         14.3 AMENDMENT. This Agreement may be amended by the Company, Parent and Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         14.4 ENTIRE AGREEMENT. This Agreement (together with the other agreements contemplated by this Agreement) is the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind.

         14.5 COUNTERPARTS. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         14.6 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier, or by delivering the same in person to such party, addressed as follows:

         If to the Company (before the Effective Time) or to Shareholders' Representative (after the Effective Time), addressed to Shareholders' Representative at:

                  6800 Gleneagle Drive
                  Miami Lakes, Florida 33014

         with a copy to:

                  Atlas Pearlman, P.A.
                  Suite 1700
                  350 East Las Olas Boulevard
                  Fort Lauderdale, Florida 33301
                  Attn:  Joel D. Mayersohn

         and with a copy to:

                  Weiss & Federici LLP
                  30 Main Street
                  Port Washington, New York 11050
                  Attn:  Samuel G. Weiss

         If to Parent or Purchaser, addressed to it at:

                  c/o Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop, Suite 100
                  Scottsdale, AZ 85260
                  Attn: Michael G. Hannon, Vice President - Mergers and Acquisitions

         with a copy to:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop, Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Steven M. Helm, Vice President and General Counsel

         and a copy to:

                  Fennemore Craig, P.C.
                  3003 North Central Avenue
                  Suite 2600
                  Phoenix, AZ 85012
                  Attn:  W. T. Eggleston, Jr.

Notice shall be deemed given and effective the day personally delivered, the day sent by overnight courier, subject to signature verification, and the day sent by deposit in the U.S. mail of a writing addressed and sent as provided above. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

         14.7 APPOINTMENT AND DUTIES OF SHAREHOLDERS' REPRESENTATIVE.

                  14.7.1 The Company hereby irrevocably appoints Jack R. Casagrande to act as "Shareholders' Representative" on behalf of the shareholders under this Agreement and all other agreements, certificates and documents contemplated by this Agreement (including the Escrow Agreement), and to perform his obligations hereunder and thereunder. The Company hereby irrevocably authorizes Shareholders' Representative to take such actions on behalf of the shareholders and to exercise such powers as are designated to Shareholders' Representative by the terms and provisions of this Agreement, together with such actions as are reasonably incidental thereto. Jack R. Casagrande has accepted such appointment as Shareholders' Representative.

                  14.7.2 Purchaser, Parent, the Company and the Escrow Agent shall be entitled to rely upon instructions from Shareholders' Representative, and shall be entitled to give any notice required to be given to the shareholders under this Agreement and all other agreements, certificates and documents contemplated by this Agreement (including the Escrow Agreement) solely to Shareholders' Representative. Neither Purchaser, Parent, the Company nor the Escrow Agent shall be liable for any acts or omissions of Shareholders' Representative in connection with the performance by Shareholders' Representative of his obligations under this Agreement. By approval of this Agreement, each shareholder hereby irrevocably appoints Shareholders' Representative as his agent for purposes of the first sentence of this Section 14.7.2, for purposes of acting on behalf of the shareholders in connection with any indemnification matter pursuant to Article 12, and for all other purposes contemplated by this Section 14.7.

                  14.7.3 If Shareholders' Representative resigns from such position, the resulting vacancy shall be filled by Patrick F. Marzano and, in such case, if he resigns or declines to accept such appointment of the resulting vacancy, the position may be filled by approval of the beneficial holders of a majority of the Shares immediately before the Closing.

         No bond shall be required of Shareholders' Representative. Shareholders' Representative shall not be liable to the Shareholders for any act taken or omitted under this Agreement as Shareholders' Representative while acting in good faith and in accordance with this Agreement. Subject to the $200,000 limitation set forth in Section 12.6, any costs incurred by Shareholders' Representative in carrying out its duties under this Agreement, including the costs of counsel, accountants or other experts hired by Shareholders' Representative, shall be paid or Shareholders' Representative shall be reimbursed from the Escrow Funds.

         14.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         14.9 WAIVER. At any time before the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of any other party contained in this Agreement. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later. No waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.

         14.10 SEVERABILITY. If any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         14.11 CONSTRUCTION. The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in negotiating and drafting this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any reference to any statute shall be deemed to refer to the statute, as amended, and to all rules and regulations promulgated thereunder, as amended, unless the context requires otherwise. The word "include" or "including" means include or including, without limitation. The representations, warranties and covenants in this Agreement shall have independent significance. Accordingly, if any party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

         14.12 ATTORNEYS' FEES. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         14.13 NO BROKERS. The Company represents to Parent and Purchaser and Parent and Purchaser represents to the Company Sellers that the warranting party has had no dealings with any broker, agent or other Person so as to entitle such Person to a commission or fee in connection with the Transactions. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by Parent or Purchaser, Parent and Purchaser shall indemnify and hold harmless the Company's shareholders from all Losses relating to such claim. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by the Company, the shareholders of the Company shall indemnify and hold harmless Parent and Purchaser from all Losses relating to such claim.

                        [SIGNATURES APPEAR ON NEXT PAGE]

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        PARENT:

                                        Allied Waste North America, Inc.



                                        By: /s/ Michael G. Hannon
                                            ------------------------------------
                                        Name:  Michael G. Hannon
                                        Its:   Vice President



                                        PURCHASER:

                                        Sage Acquisition Corporation



                                        By: /s/ Michael G. Hannon
                                            ------------------------------------
                                        Name:  Michael G. Hannon
                                        Its:   Authorized Officer




                                        THE COMPANY:

                                        Star Services Group, Inc.




                                        By: /s/ Jack R. Casagrande
                                            ------------------------------------
                                        Name:  Jack R. Casagrande
                                        Its:   Chief Executive Officer

                         INDEX OF EXHIBITS AND SCHEDULES

Exhibits
--------

A              Definitions
B              Escrow Agreement
C              Survey Requirements

Schedules
---------

3.1.2          ITM Options
6              Executive Officers for Purposes of Knowledge Definition
6.1.1          Company's Articles of Incorporation and Bylaws
6.1.3          Company's Capitalization
6.1.4          Subsidiaries
6.1.5          Minute Books
6.3            Conflicts
6.5.1          SEC Reports
6.5.3          Financial Statements
6.8.1          Intellectual Property
6.9.1(A)       Equipment
6.9.1(B)       Rolling Stock
6.9.1(C)       Office Equipment
6.9.1(D)       Systems
6.9.2          Personal Property Leases
6.10.1         Description of Owned Land
6.10.2         Description of Leased Land; Leases
6.11.1         Material Contracts
6.11.7         Material Contract Consents
6.12           Insurance Policies
6.13.1         Employees
6.13.2         Employee Benefit Plans
6.14           Labor Matters
6.15           Compliance with Laws; Governmental Orders
6.17           Litigation
6.18           Price Renegotiation Contracts
6.19           Conduct of the Business
6.19.8         Bonuses
6.20.1         Permits
6.20.2         Environmental
6.20.3         Disposal Sites
6.20.4         Storage Tanks
6.22           Title to Assets
6.23           Powers-of-Attorney
6.24           Guaranties, Performance Bonds and Letters of Credit
6.25.1         Affiliate Contracts
6.25.2         Competition by Affiliates
6.25.3         Obligations to and from Affiliates
11.14          Noncompete Agreements

                                    EXHIBIT A

         "ACQUISITION TRANSACTION" has the meaning specified in Section 8.4.1.

         "ACTION" means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Authority or private authority.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "AGREEMENT" means this Agreement and Plan of Merger among Parent, Purchaser and the Company (including the Exhibits and the Disclosure Schedules), and all amendments to this Agreement made in accordance with Section 14.3.

         "APPLICABLE RATE" has the meaning specified in Section 12.4.

         "BOARD" means the Board of Directors of the Company.

         "BUSINESS" means the business of the Company and the Subsidiaries.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the date of this Agreement and the Closing Date.

         "CHARADE AGREEMENT" has the meaning specified in Section 3.2.1.

         "CLAIM NOTICE" has the meaning specified in Section 12.4.

         "CLOSING" and "CLOSING DATE" have the meanings specified in Section
4.1.

         "CODE" means the Internal Revenue Code of 1986.

         "COMPANY" has the meaning specified in the introductory paragraph of the Agreement.

         "COMPANY INDEMNIFIED PARTIES" has the meaning specified in Section
12.3.

         "COMPANY STOCK" has the meaning specified in Section 3.1.1.

         "CONSENTS" means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are reasonably necessary for the consummation of the Transactions (including the continuation of Material Contracts and Permits) where the approval of any other Person may be required.

         "CURRENT ASSETS" and "CURRENT LIABILITIES" have the meanings specified in Section 3.2.2.1.

         "CUSTOMER CONTRACTS" has the meaning specified in Section 6.11.1.2.

         "DEBT ADJUSTMENT" has the meaning specified in Section 3.2.1.

         "DELROCK AGREEMENT" has the meaning specified in Section 11.12.

         "DISCLOSURE SCHEDULES" means the Disclosure Schedules that shall be prepared by the Company and delivered to Parent and Purchaser.

         "DISPUTE NOTICE" has the meaning specified in Section 12.4.

         "DISSENTING SHARES" has the meaning specified in Section 3.4.

         "EFFECTIVE TIME" has the meaning specified in Section 2.2.

         "EMPLOYEE CONTRACTS" has the meaning specified in Section 6.11.1.5.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including Environmental and Tax liens), charge, judgment, encumbrance, adverse claim, preferential arrangement, or material restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENT" or "ENVIRONMENTAL" means matters relating to surface waters, groundwaters, soil, subsurface strata and ambient air.

         "ENVIRONMENTAL LAWS" means any Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; the Clean Water Act; the Toxic Substances Control Act; the Clean Air Act; the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide and Rodenticide Act; and the Federal Food, Drug and Cosmetic Act; and the state or local equivalents of these laws.

         "ENVIRONMENTAL PERMITS" means all Permits and identification numbers required under any applicable Environmental Law.

         "EQUIPMENT" has the meaning specified in Section 6.9.1(A).

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ESCROW AGENT," "ESCROW AGREEMENT," and ESCROW FUNDS" have the meaning specified in Section 3.3.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934.

         "FCC" means the Federal Communications Commission of the United States.

         "FINANCIAL STATEMENTS" has the meaning specified in Section 6.5.2.

         "FLORIDA LAW" means the Florida 1989 Business Corporation Act.

         "GOVERNMENTAL AUTHORITY" means the FTC or the DOJ or any other United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "HANDLED" means owned, leased, had an interest in, collected, generated, transported, stored, handled, recycled, reclaimed, processed, disposed of, or contracted for the disposal of.

         "HAZARDOUS MATERIALS" means: (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas; or (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous materials," "hazardous wastes," "hazardous substances," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic wastes," "toxic pollutants," "contaminants," "pollutants," "infectious wastes," "medical wastes," "radioactive wastes," "sewage sludges" or words of similar import under any applicable Environmental Law.

         "INCLUDE" or "INCLUDING" has the meaning specified in Section 14.10.

         "INDEBTEDNESS" has the meaning specified in Section 6.11.1.6.

         "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the meanings specified in Section 12.4.

         "INTELLECTUAL PROPERTY RIGHTS" has the meaning specified in Section 6.8.1.

         "INVENTORIES" has the meaning specified in Section 6.7.

         "IRS" means the Internal Revenue Service of the United States.

         "ITM OPTIONS" has the meaning specified in Section 3.1.2.

         "LAND" means the real property owned or leased by the Company or any Subsidiary, including all credits, buildings, fixtures, personalty and improvements located thereon, easements, interests, rights, tenements, hereditaments, and appurtenances held by the Company or any Subsidiary that in any way benefit the Land or the improvements thereon or related to the Business, all mineral, water, and irrigation rights, and the Company's and the Subsidiaries' interests in any roadway adjoining the Land and any rights or interests that may accrue to the benefit of the Company or any Subsidiary or the Land as a result of the abandonment thereof.

         "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of common law, including any Environmental Law.

         "LIABILITIES" means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any Law (including any Environmental Law) or Action and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "LONG-TERM DEBT" has the meaning specified in Section 3.2.1.

         "LOSSES" means Liabilities, claims, damages, Actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, other than those that are paid or entitled to be paid by insurers (provided, however, that no party shall have any obligation to initiate litigation to establish that a claim is entitled to be paid by insurers).

         "MAJOR SHAREHOLDERS" has the meaning specified in Section 11.11.

         "MARCH 31 BALANCE SHEET" and "MAY 31 BALANCE SHEET" have the meanings specified in Section 6.5.3.

         "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Company, any Subsidiary, the assets or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects thereon: (i) is or could reasonably be expected to be materially adverse to the assets or to the business, financial condition, assets or Liabilities (including contingent Liabilities), customer or supplier relationships, value, results of operations or the condition (financial or otherwise) of the Company, any Subsidiary or the Business; or (ii) could reasonably be expected to materially adversely affect the ability of the Company or any Subsidiary to use its assets or operate the Business in the manner in which they are currently used or operated by the Company or such Subsidiary. For purposes of the foregoing, such an effect is materially adverse to the financial condition if, individually or in the aggregate with any other circumstances, changes in, or effects thereon, it exceeds $50,000.

         "MATERIAL CONTRACTS" has the meaning specified in Section 6.11.1.

         "MERGER" has the meaning specified in Recital A.

         "MERGER CONSIDERATION" has the meaning specified in Section 3.1.1.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning specified in Section 6.5.3.

         "NOTICE OF OBJECTION" has the meaning specified in Section 3.2.2.2.

         "OFFICE EQUIPMENT" has the meaning specified in Section 6.9.1(C).

         "OPTION PLAN" and "OPTIONS" have the meanings specified in Section
3.1.2.

         "PARENT" has the meaning specified in the introductory paragraph of the Agreement.

         "PARENT EXPENSES" has the meaning specified in Section 13.7.2.

         "PAYING AGENT" has the meaning specified in Section 3.5.1.

         "PEERLESS" has the meaning specified in Section 11.13.

         "PERMITS" has the meaning specified in Section 6.20.

         "PERMITTED ENCUMBRANCES" has the meaning specified in Section 5.1.

         "PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

         "PLAN" means: (i) any employee benefit plan, employee welfare benefit plan, employee benefit pension plan, multi-employer plan or multiple-employer welfare arrangement (within the meaning of Section 3 of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, dental or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, "golden parachute" or other contracts or agreements, formal or informal, legally binding or not, with respect to which the Company is a party, with respect to which the Company has or could have any obligation (whether primary or secondary) or which are maintained, contributed to or sponsored by the Company or any member of its controlled group of organizations within the meaning of Section 414 of the Code for the benefit of any current or former employee, officer or director of the Company; and (ii) each employee benefit plan for which the Company could incur Liability under
Section 4069 of ERISA if such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company remains secondarily liable under
Section 4204 of ERISA.

         "PROXY STATEMENT" has the meaning specified in Section 8.5.2.

         "PURCHASER" has the meaning specified in the introductory paragraph of the Agreement.

         "PURCHASER INDEMNIFIED PARTIES" has the meaning specified in Section 12.2.

         "REAL ESTATE LEASES" has the meaning specified in Section 6.10.2.

         "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing or otherwise releasing into, upon or under any land, water or air or otherwise entering into the Environment.

         "REMEDIATION" or "REMEDIATE" means actions to respond to, investigate, clean-up, move, and otherwise remediate Hazardous Materials.

         "ROLLING STOCK" has the meaning specified in Section 6.9.1(B).

         "R&W ADJUSTMENT" has the meaning specified in Section 3.2.3.1.

         "R&W ADJUSTMENT STATEMENT" and "R&W NOTICE OF OBJECTION" have the meanings specified in Section 3.2.3.2.

         "SCHEDULE B" means the list of exceptions that appear on the page of the Title Commitment entitled "Schedule B."

         "SEC" means the Securities and Exchange Commission of the United
States.

         "SEC REPORTS" has the meaning specified in Section 6.5.1.

         "SECURITIES ACT" means the Securities Act of 1933.

         "SETTLEMENT STATEMENT" has the meaning specified in Section 3.2.2.1.

         "SHARE CERTIFICATES" has the meaning specified in Section 3.5.1.

         "SHAREHOLDERS' REPRESENTATIVE" has the meaning specified in Section
14.7.

         "SHARE PRICE" has the meaning specified in Section 3.1.1.

         "SHARES" has the meaning specified in Section 3.1.1.

         "SPECIAL MEETING" has the meaning specified in Section 8.5.1.

         "SUBSIDIARIES" has the meaning specified in Section 6.1.4.

         "SURVEY" has the meaning specified in Section 5.2.

         "SURVIVING CORPORATION" has the meaning specified in Section 2.1.

         "SYSTEMS" has the meaning specified in Section 6.9.1(D).

         "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges or assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "TERMINATION FEE" has the meaning specified in Section 13.7.2.

         "THIRD PARTY CLAIM" has the meaning specified in Section 12.5.1.

         "TITLE DEFECT" has the meaning specified in Section 6.10.14.

         "TITLE COMPANY," "TITLE POLICY" and "TITLE COMMITMENT" have the meanings specified in Section 5.1.

         "TO THE BEST OF THE COMPANY'S KNOWLEDGE" has the meaning specified in
Article 6.

         "TRANSACTIONS" means the transactions contemplated by this Agreement.

         "WORKING CAPITAL ADJUSTMENT," "WORKING CAPITAL DEFICIT" and "WORKING CAPITAL SURPLUS" have the meanings specified in Section 3.2.2.1.

                                    EXHIBIT B

                                ESCROW AGREEMENT

                                    EXHIBIT C

                               SURVEY REQUIREMENTS

         1. The survey(s) must be prepared in accordance with the "Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys" as adopted by ALTA and ACSM in 1997, and shall include all items as follows, in addition to those mentioned in the attached certification which must appear on the survey. If there is a discrepancy between the legal description in the Title Commitment and the Survey, one or the other shall be changed, as applicable to reflect the correct legal description.

         2. The survey(s) must show the full legal description of the Land by metes and bounds. If described in title commitment by "lot and block", surveyor should include the title commitment description, followed by "more particularly described as follows", followed by the metes and bounds description prepared by surveyor. The legal description must match and agree with the courses and distances as shown on the physical drawing. If there are differences between "record" and "measured" distances, please note these differences as such.

         If the survey(s) is/are described in "lot and block", please show and label interior lots, and include reference to filed map's recording information.

         3. The survey(s) must contain a note below the legal description that states, "Property surveyed and shown hereon is the same property as described in title commitment number ________________, dated _______________, prepared by, [insert name of Title Company]."

         4. The survey(s) must show/label the point of beginning, (POB), and the relationship of the POB to the monument by which it is referenced.

         5. The survey(s) must include and identify by labeling/notes the following:

                  a) Location dimensions and square footages of buildings/structures.

                  b) Location of all substantial visible improvements, (in addition to buildings/structures), such as signs, parking areas, (include striping and count), trash enclosures, party walls, etc.

                  c) Survey(s) must show all driveways/curb cuts, and label same. Additionally, please show note of "ACCESS" where access is gained to subject property.

                  d) Utilities, and include any visibly available water and sewer mains, utility lines, manholes, catch basins, overhead wires, etc.

                  e) Encroachments must be shown and listed as encroachments by note, including those that affect subject property and those that encroach from subject property onto adjoining property.

                  f) All easements/exception items as appear in the title commitment must be plotted and labeled with recording information, (volume and page), on drawing giving corresponding exception item number from the title commitment, and survey must include a list of all exceptions with a note, either "affects subject property and is plotted and shown hereon", or "does not affect subject property."

                  g) All roads and rights of way must be shown and streets labeled. Widths and centerline of roads must be shown. h) The location of any waterways, wetlands must be noted and shown. i) Monuments must be placed in all major corners of boundary or referenced where "found".

         6. Whether or not the Property, and, specifically, the Improvements are located within a federally-designated Special Flood Hazard Area, as determined by reference to Federal Flood Insurance Rate Maps, (survey must contain Flood Zone in which property falls, and an explanation of that Flood Zone, for example, "100 Year", etc.).

         7. The survey(s) must be drawn at no smaller than 1" = 20.00'.

         8. The survey(s) must contain the address in the title block (which will be provided).

         9. The survey(s) must contain the total land area, both in square footage and acreage.

         10. The survey(s) must contain a legend of all symbols and abbreviations used.

         11. The survey(s) must include a Vicinity Map showing the location of the property surveyed and nearby highways or major street intersections.

         12. The survey(s) must include the attached certification, and appear on the survey in exact form as shown, including all entities listed in the certification attached.

         13. The survey(s) must be signed, sealed and dated, (not more than thirty (30) days prior to the date of closing).

         14. The survey(s) must contain a directional north arrow.

         15. The survey(s) must contain identification of the current record ownership of property landowners of all parcels adjacent to the subject property (to the extent available).

         16. Zoning information must appear on the survey and include:

                  a) Zone.
                  b) Setback lines, listed in note form and plotted on drawing.
                  c) Building height restrictions, if any should be noted. Parking requirements should also be noted.

                              SURVEY CERTIFICATION

To:
   -----------------------------------------

         This is to certify that this map or plat and the survey on which it is based were made (i) in accordance with the "Minimum Standard detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1997, includes items 1, 2, 3, 4, 6, 7(a), 7(b), 8, 9, 10, 11 and 13 through 16 of Table A thereof, and (ii) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of this certification) of an Urban Survey.

         This map or plat of survey of the premises shown hereon is the same as that described in [insert name of title company here]) title commitment number ____________ dated _____________.

         The property has direct access to and from a duly dedicated and accepted public street or highway as shown herein.

         [If applicable, subject to additional charges in the event surveying work needs to be undertaken with respect to adjacent parcels and only if the title company will not issue a contiguity endorsement without such additional work] All parcels comprising the property are contiguous to each other with out strips, gaps, gores or other separations.

Date:
       ----------------------------

(signed) _________________________ (seal)
         Registration No. ___________